Exhibit 18.1
(PricewaterhouseCoopers LLP letterhead)

June 24, 2013

Board of Directors
Medtronic, Inc.
710 Medtronic Parkway
Minneapolis, MN 55432

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended April 26, 2013 and issued our report thereon dated June 24, 2013. Note 1 to the financial statements describes a change in accounting principle for certain marketable securities from a balance sheet classification based on maturity to a balance sheet classification based on the nature of the securities and its availability for use in current operations. It should be understood that the preferability of one acceptable method of accounting over another for the balance sheet classification of investment securities has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Accounting Standards Codification 250, Accounting Changes and Error Corrections.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP Minneapolis, Minnesota